Philip A. Piscopo
Vice President
Chief Financial Officer
(201) 902-9600

SYMS CORP REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR

Secaucus, New Jersey, April 18, 2008 - Syms Corp (NASDAQ:SYMS), a leading off-price retailer, announced results today for its fourth quarter and fiscal year ended March 1, 2008.

The Company’s net income for the thirteen weeks ended March 1, 2008 was $0.02 per share ($.3 million) as compared to a net income of $0.22 per share or ($3.2 million) for the fourteen weeks ended March 3, 2007. The Company had a net income for the fifty two weeks ended March 1, 2008 of $0.06 per share ($.8 million) as compared to a net income of $0.66 per share ($9.5 million) for the fifty three weeks ended March 3, 2007. The Company estimates that the effect on earnings per share, net of tax, of the gain on sales of real estate which aggregated $10.4 million in the year ended March 3, 2007, was approximately $0.43 per share.

Net sales for the thirteen weeks ended March 1, 2008 decreased 13.8% to $68.6 million compared to $79.5 million for the fourteen weeks ended March 3, 2007. Net sales for the fifty two weeks ended March 1, 2008 were $267.1 million versus $281.1 million, a decrease of approximately 5.0% . The Company estimates that the extra week in the fourth quarter and fiscal year ended March 3, 2007 resulted in approximately $3,600,000 in additional net sales for that period. Comparable store sales were down 0.9% for the year and 9.2% for the quarter.

Syms Corp currently operates a chain of thirty three “off-price” apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

Certain information in this press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions as they relate to the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including, among others, general economic and market conditions, decreased consumer demand for the Company’s product, possible disruptions in the Company’s computer or telephone systems, possible work stoppages, or increase in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy costs and other factors which may be outside the Company’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

(Financial Tables to Follow)

SYMS CORP
UNAUDITED BALANCE SHEETS
(IN THOUSANDS)

	March 1,	March 3,
	2008	2007
ASSETS:

Current Assets
Cash	$11,904	$27,912
Receivables	2,445	1,726
Merchandise Inventory, net	66,086	63,809
Other Current Assets	12,971	9,926

Total Current Assets	93,406	103,373

Property & Equipment - Net	101,915	104,323

Other Assets	34,308	31,863

Total Assets	$229,629	$239,559

Liabilities & Shareholder's Equity:

Accounts Payable	$25,610	$21,678
Accrued Expenses	6,328	10,064
Other Current Liabilities	4,378	4,200

Total Current Liabilities	36,316	35,942

Other Long Term Liabilities	1,178	1,548

Shareholders' Equity	192,135	202,069

Total Liabilities & Equity	$229,629	$239,559

SYMS CORP
UNAUDITED STATEMENT OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Thirteen	Fourteen	Fifty Two	Fifty Three
	Weeks	Weeks	Weeks	Weeks
	Ended	Ended	Ended	Ended
	3/1/2008	3/3/2007	3/1/2008	3/3/2007

Net Sales	$68,594	$79,535	$267,149	$281,178

Gross Margin	29,613	32,178	109,981	113,289

Operating Expenses	27,935	28,044	107,502	109,852

Gain on Sale of Real Estate	0	44	0	(10,393)

Net Income After Taxes	$257	$3,179	$807	$9,548

Net Income Per Share - Basic	$0.02	$0.22	$0.06	$0.66

Weighted Average
Shares Outstanding - Basic	14,589	14,478	14,659	14,574